Exhibit 99.1

STAAR Surgical Reports 10% Second Quarter Revenue Growth

~Total Sales Increased to $20.0M from $18.2M in Q2 2013~

~ Quarterly Visian® ICL™ Sales Increased to $12.2 Million ~

~ IOL Sales Growth of 10% Led by Increased Supply of the KS-IOLs~

~ GAAP Net Income Loss of $0.05 per Share~

MONROVIA, CA, July 30, 2014---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye today reported revenue for the second quarter ended July 4, 2014 of $20.0 million, a 10% increase over $18.2 million reported for the second quarter of 2013. On a constant currency basis, revenues grew 11% during the second quarter of 2014 compared to the second quarter of 2013. The effect of foreign currency exchange reduced sales by $0.1 million during the quarter. The results included quarterly sales of $12.2 million of the Company’s Visian ICL product portfolio, and $6.4 million of its IOL products. Lower margin Other Product sales were $1.4 million, a 39% increase compared to the second quarter of 2013. The GAAP net loss for the second quarter of 2014 was $1.8 million or $0.05 on a per diluted share basis, compared with a net income of $278,000, or $0.01 on a per diluted share basis, in the second quarter of 2013.

“Our revenue growth for the first half of 2014 was 11% as reported and 13% in constant currency which was higher than our initial expectations,” said Barry G. Caldwell, President and CEO. “We currently expect our second half growth rate to be even higher given new product releases and increased IOL supply. Visian ICL growth continues to be fueled by the expansion and penetration of the ICL with CentraFLOW® technology, which makes the procedure more convenient and cost effective for both the patient and the surgeon. The CentraFLOW technology drove a revenue increase during the first half of 24% in our EMEA region with deeper penetration in Europe and expansion to our Latin America markets. We also believe the CE Mark approval of the Preloaded ICL should help to drive additional revenue growth starting with full commercialization during the fourth quarter. The Preloaded ICL eliminates multiple steps in the loading and delivery process which many surgeons believe is the most challenging aspect of the procedure. In addition the Preloaded System should reduce the learning curve to the procedure and the overall ICL procedure time. We believe this ICL enhancement will be very important for both our experienced ICL implanters as well as those surgeons wanting to add the ICL to their current refractive offerings. Global ICL revenue growth was 8% in the quarter and procedure growth was 5%. We continue to gain market share globally as LASIK procedures remain under downward pressure.”

“IOL revenue increased by 10% during the quarter driven by a 17% increase in unit sales. This growth was driven by the expansion of our KS-IOL products in the European and Japanese markets. IOL revenue increased by 117% in Europe while units basically doubled. Increased supply of the KS-IOL products allowed us to rebuild consignment accounts in Japan to where they were a year ago. This allowed our KS-IOL products to generate 28% growth in Japan during the quarter and 83% growth the final eight weeks of the quarter. We now feel more confident about our supply levels for the rest of the year, which should help to drive additional growth during the second half of the year focused in our higher margin markets,” continued Mr. Caldwell.

Gross profit margin for the quarter was 68.2% compared to 69.5% in the second quarter of 2013. Three key factors drove a 450 basis point negative impact on the gross margin during the quarter; two of which should improve and one remain negative during the second half. The increased geographical sales mix of KS-IOL products had a negative impact of approximately 230 basis points. This should improve with the increasing growth rate of KS-IOL sales within our higher margin markets. Secondly, the increase of lower margin IOL injectors to a third party drove a negative impact of 80 basis points. This factor should continue to be a headwind during the second half. Finally, the transition of ICL production to the U.S. had a negative impact of 140 basis points. This should improve during the second half, as it did during the first half, with increased manufacturing experience in the U.S. and the transfer of management from Switzerland. An increase of 3% in the average prices on ICLs had a positive impact on gross margin during the second quarter. The Company expects higher average prices for both ICLs and IOLs which should have a positive impact during the second half of the year.

Operating expenses for the quarter were $15.1 million, up 26% from $11.9 million in the prior year. This includes a $0.8 million increase in R&D expenses driven by the cost of an increased number of regulatory approvals in process, consultants working with the Company on the actions to address the issues in the FDA Warning Letter and cost associated with the development of the Preloaded ICL and the V6a ICL. Investments in Sales and Marketing increased by $1.4 million which includes cost related to the expansion of the U.S. sales team in anticipation of the potential launch of the TICL and increased promotional spending. General and Administrative expenses increased by $1.4 million primarily due to the increased cost of stock compensation due to a higher stock price in the second quarter of 2014 than in the second quarter of 2013, higher bonus accrual as targets for bonus achievement are on track, and tax consulting expenses.

The income tax provision was $0.4 million during the second quarter of 2014 compared to a provision of $0.6 million during the second quarter of 2013. The effective tax rate for the second quarter was 26%, while the rate for the first half was 23%. The effective income tax rates are negative in periods where we have both consolidated pre-tax losses and tax provisions in foreign jurisdictions with pre-tax profits.

Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, stock-based compensation expense and Toric ICL FDA panel expenses) for the quarter ended July 4, 2014 was $0.3 million, or $0.01 per share versus adjusted net income for the year ago quarter of $1.8 million, or $0.05 per diluted share.

The GAAP net loss for the first half of 2014 was $3.1 million or $0.08 on a per diluted share basis, compared with a net income of $0.7 million, or $0.02 on a per diluted share basis, in the first half of 2013. Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, stock-based compensation expense and Toric ICL FDA panel expenses) for the first half of 2014 was $1.9 million, or $0.05 per share versus adjusted net income for the year ago first half of 2013 at $5.0 million, or $0.13 per diluted share.

Cash and cash equivalents at July 4, 2014 totaled $19.2 million. During the quarter, the Company used $1.5 million in cash for operating activities including: $1.0 million to build inventory to support the potential U.S. launch of the TICL and the Preloaded ICL for EU launch.

Recent Visian Implantable Collamer® Lens (ICL) Highlights.

•	Sales grew 8% globally during the second quarter and were driven by an increase of 9% in the Company’s target markets. Average selling price increased 3% driven by mix and new product introductions.

•	Procedures grew globally 5% in the second quarter, the same rate of growth in the target markets.

•	In the more than 60 markets where the TICL is available, second quarter sales of TICL represented 49% of total ICL revenue and 39% of the units. TICL sales grew 19% during the quarter globally while the ICL grew 1%.

•	Visian ICLs with CentraFLOW technology represented approximately 63% of all ICL procedures during the quarter. Over 70,000 Visian ICLs with the CentraFLOW technology have been successfully implanted since introduction.

•	During the first half of 2014, ICL sales grew 12% with procedure growth at 9% and a 2% increase in average selling price.

Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	In the second quarter, Visian ICL revenues grew by 22% while procedures increased 16% and average selling price increased 5%.

•	Revenues in Europe during the quarter increased 23% and ICL procedures grew 17%. 2014 results reflect the second full year that Europe has had the CentraFLOW technology.

•	France increased revenue by 47% and procedures 38%.

•	Germany increased revenue by 21% and procedures 17%.

•	Spain increased revenue by 26% and procedures 19%.

•	The Middle East, where the Visian ICL with CentraFLOW was introduced last year, grew 37% in revenues and 33% in procedures.

•	Latin America declined 4% in revenue and 9% in procedures after a 58% rate of revenue growth during the first quarter.

•	During the first half, EMEA ICL revenue grew 24% with procedure growth at 20% and a 4% increase in average selling price.

Asia Pacific (APAC)

•	APAC grew 2% in revenue while ICL procedures increased 1% and average selling price increased 1%. ICL revenue declined 4% while TICL revenue grew 12% during the quarter.

•	Korea ICL revenue grew 6% during the quarter while procedures were flat. The average selling price increased by 7%.

•	China ICL revenue grew 9% during the quarter while procedures increased 9%. The average selling price was flat.

•	ICL revenue increased 9% in India driven by the ICL with CentraFLOW technology as procedures were flat.

•	ICL revenue in Japan declined 32% as refractive procedures in this market continued to experience strong downward pressure.

•	During the first half, APAC ICL revenue grew 9% with procedures growth at 8% and a 1% increase in average selling price.

North America (NA)

•	NA ICL revenue decreased 1% while units decreased 7%. Average selling price grew 6% during the quarter.

•	During the first half, NA ICL revenue declined 8% with procedures declining at 13% and a 6% increase in average selling price.

Quarterly Intraocular Lens (IOL) Highlights

•	Second quarter IOL sales were $6.4 million, a 10% increase from $5.9 million in the second quarter of 2013 while units increased 17%. This was driven by increased supply of the KS-IOL Preloaded Acrylic product.

•	Sales in Japan represented 46% of the Company’s total IOL sales. Sales declined by 10% during the quarter. IOL unit sales decreased by 11% during the quarter.

•	IOL sales in EMEA, which represented 28% of total IOL sales, increased by 117% and 99% in units during the quarter due to the increased supply of the Preloaded Acrylic KS-IOLs.

•	IOL sales in China increased by 65% despite the fact that supply of the KS-IOL has not yet been restored. Supply to this market was suspended during the second quarter of 2013. Sales in the U.S. market declined by 11% during the quarter.

•	The Company ended the quarter with approximately $0.2 million in backorders of its preloaded acrylic for Europe, approximately one-half of the first quarter ending backorder level.

•	During the first half of 2014 global IOL sales increased 7% and units increased 17%.

Other Operational Highlights during the Quarter

•	The Visian ICL Preloaded System received CE Mark Approval in late June. The Preloaded ICL reduces overall procedure time, shortens the learning curve for new surgeons to perform ICL procedures and enables more consistent ICL lens delivery in the eye. New intellectual property developed by the STAAR R&D team has been incorporated into the Preloaded Injector design. Additional intellectual property includes a new hydrophilic coating technology, nanoCOAT™, which allows for the smooth transition of the ICL through the injector system into the small incision for the ICL procedure.

•	On July 1, 2014 the FDA posted on its website a Warning Letter issued to the Company which followed a GMP inspection at the Monrovia facility. The Company takes this letter very seriously and is diligently working to resolve the observations cited in the letter. The areas under review by the Company to address fall generally within the following four categories:

o	Design Control Documentation.

o	Validation of software for an on-line calculator.

o	Data collection and trending of ICL vault complaints.

o	Shelf life data on the ICL product.

•	The Company successfully completed the manufacturing consolidation project at the end of June. This project has taken nearly four years at a cost of approximately $6.3 million. The Company is experiencing partial tax benefits from the project in 2014 with greater realization expected in 2015.

•	On May 15th the Company completed an Experts Panel Meeting in China on the Visian ICL with CentraFLOW. The CFDA has asked some post panel questions to which the Company has prepared responses and the Company expects to receive a decision within the next 105 working days.

•	During the quarter the Company provided additional information in response to communications with the FDA regarding the TICL submission. The TICL received a favorable panel recommendation from the Advisory Committee on March 14, 2014.

•	The recruitment of patients for the V6a ICL technology has begun in anticipation of the start of initial confirmatory study during the third quarter. The V6a ICL is designed to add a near-vision enhancement capability which would further differentiate the ICL from LASIK for myopic patients nearing the age of 40. The goal of the V6a ICL would be to delay the need for reading glasses in that population. This technology would combine the proven ICL platform with known optic designs and new intellectual property developed by the Company.

2014 Annual Objectives

The Company’s annual 2014 annual objectives were established at beginning of the year and the Company will continue to report progress each quarter on those objectives. Those annual objectives are:

•	Revenue growth of 8% to 10%.
•	ICL revenue growth of 20%.
•	Gross Margin expansion of 300 bps, 72.7%.
•	Profitable on a GAAP basis.
•	Successfully complete manufacturing consolidation project by mid-year.

Conference Call

The Company will host a conference call and webcast today 5:00 p.m. Eastern / 2:00 p.m. Pacific to discuss these results and recent corporate developments. The dial-in number for the conference call is 866-515-2907 for domestic participants and 617-399-5121 for international participants, both using the passcode 24164533. The Company will also be using slides to illustrate its second quarter results and operational progress. The webcast with accompanying slides can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 54025734. An archived audio webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformity with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, stock-based compensation expenses, and FDA TICL Panel expense.

Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

We have excluded manufacturing consolidation, Spain distribution transition expenses, and FDA Toric ICL panel expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to have been completed by the middle of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." More than 450,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2014; statements regarding new or improved products, including but not limited to, expectations for success of new or improved products in the U.S. or international markets or government approval of new or improved products (including the Toric ICL in the U.S.); the nature, timing and likelihood of resolving issues sited in the FDA’s Warning Letter; future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2014 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays as we fully integrate our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the TICL and/or actions related to the FDA Warning Letter); unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	Nicole Kruse, 212-850-6025

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	July 4,	January 3,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$19,186	$22,954
Accounts receivable trade, net	12,700	10,731
Inventories, net	14,932	12,514
Prepaids, deposits, and other current assets	3,539	3,503
Deferred income taxes	384	373
Total current assets	50,741	50,075
Property, plant, and equipment, net	9,320	7,405
Intangible assets, net	1,206	1,380
Goodwill	1,786	1,786
Deferred income taxes	647	626
Other assets	672	659
Total assets	$64,372	$61,931

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,900	$4,750
Accounts payable	5,269	6,263
Deferred income taxes	738	739
Obligations under capital leases	445	288
Other current liabilities	5,833	6,372
Total current liabilities	17,185	18,412
Obligations under capital leases	629	141
Deferred income taxes	1,735	1,654
Asset retirement obligations	134	157
Pension liability	2,858	2,715
Total liabilities	22,541	23,079

Stockholders' equity:
Common stock	384	379
Additional paid-in capital	176,204	170,246
Accumulated other comprehensive income	446	282
Accumulated deficit	(135,203)	(132,055)
Total stockholders' equity	41,831	38,852
Total liabilities and stockholders' equity	$64,372	$61,931

STAAR Surgical Company

Condensed Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended						Six Months Ended
	% of	July 4,	% of	June 28,	Fav (Unfav)		% of	July 4,	% of	June 28,	Fav (Unfav)
	Sales	2014	Sales	2013	Amount	%	Sales	2014	Sales	2013	Amount	%

Net sales	100.0%	$20,048	100.0%	$18,164	$1,884	10.4%	100.0%	$40,226	100.0%	$36,165	$4,061	11.2%

Cost of sales	31.8%	6,381	30.5%	5,544	(837)	-15.1%	31.5%	12,675	30.1%	10,891	(1,784)	-16.4%

Gross profit	68.2%	13,667	69.5%	12,620	1,047	8.3%	68.5%	27,551	69.9%	25,274	2,277	9.0%

Selling, general and administrative expenses:
General and administrative	26.5%	5,321	21.6%	3,923	(1,398)	-35.6%	26.6%	10,717	21.8%	7,881	(2,836)	-36.0%
Marketing and selling	35.0%	7,026	31.2%	5,659	(1,367)	-24.2%	32.7%	13,164	30.3%	10,945	(2,219)	-20.3%
Research and development	12.5%	2,498	9.3%	1,686	(812)	-48.2%	14.9%	5,981	8.4%	3,052	(2,929)	-96.0%
Medical device excise tax	0.3%	47	0.2%	45	(2)	-100.0%	0.3%	87	0.3%	104	17	-100.0%
Selling, general, and administrative expenses	74.3%	14,892	62.3%	11,313	(3,579)	-31.6%	74.5%	29,949	60.8%	21,982	(7,967)	-36.2%
Other general and administrative expenses	0.8%	165	3.4%	613	448	73.1%	0.8%	334	4.2%	1,514	1,180	77.9%

Total selling, general and administrative expenses	75.1%	15,057	65.7%	11,926	(3,131)	-26.3%	75.3%	30,283	65.0%	23,496	(6,787)	-28.9%

Operating income (loss)	-6.9%	(1,390)	3.8%	694	(2,084)	300.3%	-6.8%	(2,732)	4.9%	1,778	(4,510)	-253.7%

Other income (expense):
Interest income	0.0%	10	0.0%	8	2	25.0%	0.0%	18	0.0%	15	3	20.0%
Interest expense	-0.2%	(34)	-0.2%	(41)	7	17.1%	-0.2%	(67)	-0.2%	(96)	29	30.2%
Gain (loss) on foreign currency transactions	-0.7%	(134)	0.4%	77	(211)	274.0%	-0.2%	(68)	-0.7%	(264)	196	74.2%
Other income, net	0.6%	126	0.8%	139	(13)	-9.4%	0.7%	287	0.6%	230	57	24.8%
Total other income (expense), net	-0.2%	(32)	1.0%	183	(215)	100.0%	0.4%	170	-0.3%	(115)	285	-247.8%

Income (loss) before provision for income taxes	-7.1%	(1,422)	4.8%	877	(2,299)	262.1%	-6.4%	(2,562)	4.6%	1,663	(4,225)	254.1%

Provision for income taxes	1.8%	367	3.3%	599	232	38.7%	1.4%	586	2.5%	914	328	35.9%

Net income (loss)	-8.9%	$(1,789)	1.5%	$278	$(2,067)	743.5%	-7.8%	$(3,148)	2.1%	$749	$(3,897)	520.3%

Net income (loss) per share - basic		$(0.05)		$0.01				$(0.08)		$0.02
Net income (loss) per share - diluted		$(0.05)		$0.01				$(0.08)		$0.02

Weighted average shares outstanding - basic		38,168		36,496				37,970		36,461
Weighted average shares outstanding - diluted		38,168		38,342				37,970		37,887

STAAR Surgical Company

Condensed Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Six Months Ended
	July 4,	June 28,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(3,148)	$749
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	981	840
Amortization of intangibles	213	225
Deferred income taxes	57	129
Fair value adjustment of warrant	-	(27)
Loss on disposal of property and equipment	-	59
Stock-based compensation expense	3,183	2,019
Change in net pension liability	83	57
Accretion of asset retirement obligation	2	7
Provision for sales returns and bad debts	1	111
Changes in working capital:
Accounts receivable trade, net	(1,895)	(2,229)
Inventories	(2,093)	71
Prepaids, deposits and other current assets	(20)	(507)
Accounts payable	(874)	(1,123)
Other current liabilities	(554)	(25)
Net cash provided by (used in) operating activities	(4,064)	356

Cash flows from investing activities:
Acquisition of property and equipment	(2,269)	(2,017)
Cash proceeds from sale of property and equipment	68	-
Net cash used in investing activities	(2,201)	(2,017)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(251)	(478)
Proceeds from exercise of stock options	2,632	952
Net cash provided by financing activities	2,381	474

Effect of exchange rate changes on cash and cash equivalents	116	(763)

Decrease in cash and cash equivalents	(3,768)	(1,950)
Cash and cash equivalents, at beginning of the period	22,954	21,675
Cash and cash equivalents, at end of the period	$19,186	$19,725

STAAR Surgical Company

Global Sales

(in 000's)

Unaudited

	Three Months Ended					Six Months Ended
		July 4,		June 28,	% Change		July 4,		June 28,	% Change
Geographic Sales		2014		2013	Fav (Unfav)		2014		2013	Fav (Unfav)
United States	14.6%	$2,926	17.4%	$3,154	-7.2%	14.4%	$5,801	17.7%	$6,394	-9.3%

Japan	22.7%	4,549	25.6%	4,648	-2.1%	23.8%	9,557	26.0%	9,387	1.8%
Korea	9.7%	1,952	10.1%	1,834	6.4%	11.4%	4,573	10.7%	3,869	18.2%
China	12.6%	2,535	12.3%	2,230	13.7%	11.8%	4,759	11.9%	4,301	10.6%
Spain	7.4%	1,474	6.4%	1,163	26.7%	7.7%	3,092	6.8%	2,454	26.0%
France	5.9%	1,190	3.3%	595	100.0%	5.3%	2,136	3.1%	1,127	89.5%
Germany	5.1%	1,015	3.4%	611	66.1%	4.8%	1,912	3.1%	1,126	69.8%
Other	22.0%	4,407	21.6%	3,929	12.2%	20.8%	8,396	20.8%	7,507	11.8%
Total International Sales	85.4%	17,122	82.6%	15,010	14.1%	85.6%	34,425	82.3%	29,771	15.6%

Total Sales	100.0%	$20,048	100.0%	$18,164	10.4%	100.0%	$40,226	100.0%	$36,165	11.2%

Product Sales
Core products
ICLs	60.7%	$12,172	62.0%	$11,261	8.1%	60.7%	$24,413	60.5%	$21,892	11.5%
IOLs	32.1%	6,428	32.3%	5,863	9.6%	32.4%	13,041	33.8%	12,211	6.8%
Total core products	92.8%	18,600	94.3%	17,124	8.6%	93.1%	37,454	94.3%	34,103	9.8%
Non-core products
Other	7.2%	1,448	5.7%	1,040	39.2%	6.9%	2,772	5.7%	2,062	34.4%
Total Sales	100.0%	$20,048	100.0%	$18,164	10.4%	100.0%	$40,226	100.0%	$36,165	11.2%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)

Unaudited	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Net income (loss) - (as reported)	$(1,789)	$278	$(3,148)	$749
Less:
Manufacturing consolidation expenses	165	613	334	$1,514
Spain distribution transition cost	-	-	-	$442
Foreign currency impact	134	(77)	68	$264
Fair value adjustment of warrants	-	-	-	$(27)
Stock-based compensation expense	1,683	985	3,183	$2,019
FDA panel expense - Toric ICL	98	-	1,492	$-
Net income - (adjusted)	$291	$1,799	$1,929	$4,961

Net income (loss) per share, basic - (as reported)	$(0.05)	$0.01	$(0.08)	$0.02
Manufacturing consolidation expenses	0.00	0.02	0.01	0.04
Spain distribution transition cost	-	-	-	0.01
Foreign currency impact	0.00	(0.00)	0.00	0.01
Fair value adjustment of warrants	-	-	-	(0.00)
Stock-based compensation expense	0.04	0.03	0.08	0.06
FDA panel expense - Toric ICL	0.00	-	0.04	-
Net income per share, basic - (adjusted)	$0.01	$0.05	$0.05	$0.14

Net income (loss) per share, diluted - (as reported)	$(0.04)	$0.01	$(0.08)	$0.02
Manufacturing consolidation expenses	0.00	0.02	0.01	0.04
Spain distribution transition cost	-	-	-	0.01
Foreign currency impact	0.00	(0.00)	0.00	0.01
Fair value adjustment of warrants	-	-	-	(0.00)
Stock-based compensation expense	0.04	0.03	0.08	0.05
FDA panel expense - Toric ICL	0.00	-	0.04	-
Net income per share, diluted - (adjusted)	$0.01	$0.05	$0.05	$0.13

Weighted average shares outstanding - Basic	38,168	36,496	37,970	36,461
Weighted average shares outstanding - Diluted	40,557	38,342	40,514	37,887

Note: Net income per share (adjusted), basic and diluted, may not add up due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	GAAP Sales
	July 4,	Effect of	Constant	June 28,	As Reported		Constant Currency
	2014	Currency	Currency	2013	$ Change	% Change	$ Change	% Change
ICL	$12,172	$19	$12,191	$11,261	$911	8%	$930	8%
IOL	$6,428	44	6,472	5,863	565	10%	609	10%
Other	1,448	27	1,475	1,040	408	39%	435	42%
Total Sales	$20,048	$90	$20,138	$18,164	$1,884	10%	$1,974	11%

	Six Months Ended
	GAAP Sales
	July 4,	Effect of	Constant	June 28,	As Reported		Constant Currency
	2014	Currency	Currency	2013	$ Change	% Change	$ Change	% Change
ICL	$24,413	$34	$24,447	$21,892	$2,521	12%	$2,555	12%
IOL	13,041	526	13,567	12,211	830	7%	1,356	11%
Other	2,772	121	2,893	2,062	710	34%	831	40%
Total Sales	$40,226	$681	$40,907	$36,165	$4,061	11%	$4,742	13%